  Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated December 10, 2018, is entered into between DropCar, Inc., a Delaware corporation (the “Seller”), and World Professional Cabling Systems, LLC, a California limited liability company (the “Purchaser”).

Recitals

A. Seller owns all of the issued and outstanding shares of common stock, no par value per share (the “Shares”) of WPCS International – Suisun City, Inc., a California corporation (the “Company”).

B. Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

ARTICLE I. PURCHASE AND SALE; PURCHASE PRICE AND CLOSING

1.1. Purchase and Sale.

Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares for the consideration specified in Section 1.2.

1.2.
Purchase Price

The purchase price for the Shares is $3,500,000.00 (the “Purchase Price”).

1.3 Creation of Escrow Account

(a)
Purchaser has created an escrow account (the “Escrow Account”), Escrow No. 101128, administered by Elizabeth McGovern, of McGovern Escrow Services, located at 22 Battery Street, Suite 914, San Francisco, CA 94111, tel. 415-735-3645, fax. 415-840-0856 (the “Escrow Agent”), to receive the Purchase Price and required documents Seller and Purchaser are to exchange and deliver and to otherwise effect the transactions contemplated by Section 1.4 of this Agreement at the Closing Date.

(b)
Purchaser and Seller shall deposit into the Escrow Account all monies and documents specified in Section 1.4, at least one day prior to the Closing Date.

(c)
Upon delivery to the Escrow Agent of joint written instructions duly executed by each of Purchaser and Seller, and only upon such delivery, the Escrow Agent shall be instructed to release all monies and documents from escrow.

1.4
Transactions to be Effected at the Closing.

(a)
 At the Closing, Purchaser shall deliver to Seller:

(i)
the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than two Business Days prior to the Closing Date;

(ii)
a certified resolution of all Members of Purchaser authorizing Robert Roller, one of the Members of Purchaser, to enter into and consummate the transactions contemplated by this Agreement on behalf of Purchaser and certified Articles of Organization, together with a Good Standing Certificate issued by the State of California; and

(iii)
a fully executed copy of the side letter by and among the Company and Robert Roller.

(b)
At the Closing, Seller shall deliver to Purchaser the following:

(i)
stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank with all required stock transfer tax stamps affixed thereto;

(ii)
a certified resolution of the Board of Directors of Seller authorizing Seller to enter into and consummate the transactions contemplated by this Agreement on behalf of Seller and certified Certificate of Incorporation and By-Laws of Seller, together with a Good Standing Certificate issued by the State of Delaware;

(iii)
a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b); and

(iv)
written resignations dated as of the Closing Date and effective as of the Closing executed by the officers and directors of the Company who are not to continue as officers or directors of the Company after the Closing Date.

1.5. Closing

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at McGovern Escrow Services, located at 22 Battery Street, Suite 914, San Francisco, CA 94111, tel. 415-735-3645, fax. 415-840-0856, at 2:00 p.m., PST, on the second Business Day after all of the conditions to Closing set forth in Article V are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

STOCK PURCHASE AGREEMENT

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article II are true and correct as the date hereof.

2.1. Corporate Existence and Power

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority required to carry on its business as now conducted.

2.2. Corporate Authorization

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated in this Agreement are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3. Capitalization.

(a) The authorized capital stock of the Company consists of one hundred (100) shares of common stock, no par value ("Common Stock"), of which 100 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.

(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

2.4. No Insolvency

No insolvency proceeding of any kind, whether voluntary or involuntary, is pending or, to the Knowledge of Seller, threatened against Seller or the assets or properties of Seller and Seller has not taken any action in contemplation of, or, to the Knowledge of Seller, that would provide grounds for, the initiation of any insolvency proceeding, whether voluntary or involuntary.

STOCK PURCHASE AGREEMENT

2.5. Non-Contravention

The execution, delivery and performance by Seller of this Agreement do not and will not (a) result in the creation or imposition of any Lien on any Asset, or (b): (i) contravene or conflict with the certificate of incorporation or bylaws of Seller; or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Company.

2.6. No Other Representations and Warranties.

Except for the representations and warranties contained in this Article II, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article III are true and correct as the date hereof.

3.1. Organization and Existence

Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of California, and has all corporate power and authority required to carry on its business as now conducted.

3.2. Corporate Authorization

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3. Governmental Authorization

The execution, delivery and performance by Purchaser of this Agreement require no material action by or in respect of, or filing with, any governmental body, agency, official or authority.

3.4. Non-Contravention

(a) The execution, delivery and performance by Purchaser of this Agreement do not and will not contravene or conflict with the articles of incorporation or bylaws of Purchaser or any agreement to which Purchaser is a party or is bound.

STOCK PURCHASE AGREEMENT

(b) The execution, delivery and performance by Purchaser of this Agreement do not and will not contravene, conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser.

3.5. Finders’ Fee

There is no broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission upon the Closing.

3.6. Financing

Purchaser has cash or a combination of cash and commitments for financing which are not subject to any material conditions and which will be in an amount sufficient to enable Purchaser to purchase the Shares and pay the Purchase Price.

3.7. Solvency

Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Seller. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.8. Litigation

There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Purchaser, threatened against or affecting Purchaser before any court or arbitrator of any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

3.9. Investment Purpose.

Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

STOCK PURCHASE AGREEMENT

3.10. Inspections

Purchaser is an informed and sophisticated buyer and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as the Company. Purchaser has undertaken such investigations and has been provided with and has evaluated such documents and information as it has deemed necessary to enable Purchaser to make an informed decision with respect to the execution, delivery and performance of this Agreement. Purchaser acknowledges that it has conducted its own independent investigation, review and analysis of the Company and that neither Seller nor any other Person has made any representation or warranty as to the prospects, financial or otherwise, of the Company, except as expressly set forth herein. Purchaser agrees to accept the Company as it exists on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly made in this Agreement.

ARTICLE IV. COVENANTS OF PARTIES

4.1. Conduct of Business Prior to the Closing Date

From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

4.2. Access to Properties, Records and Employees

From the date hereof until the Closing, Seller shall continue to allow the Company afford to Purchaser and Purchaser’s accountants, counsel and other representatives reasonable access upon reasonable advance notice during normal business hours to the Company’s properties, books, contracts and other business records and shall promptly furnish to Purchaser all such other information concerning the Company and its properties and personnel as Purchaser may from time to time reasonably request; provided, however, that any such investigation shall be conducted under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the business of the Company or any other businesses of Seller. Purchaser acknowledges that, pursuant to the foregoing, it may become privy to financial data, customer lists, and other information concerning Seller normally considered confidential and that the unauthorized communication of such confidential information to third parties could injure Seller’s business in the event the transactions contemplated by this Agreement are not completed. Accordingly, prior to such completion, Purchaser agrees to take reasonable steps to ensure such confidential information obtained by it shall remain confidential and shall not be disclosed or revealed to third parties or used to solicit any customers of Seller identified therein.

STOCK PURCHASE AGREEMENT

4.3. Employment of Seller’s Employees

On the Closing Date, Purchaser shall offer employment on an “at will” basis to the Company’s employees, (except to the extent any such employees voluntarily leave the employ of the Company prior to the Closing Date. Employees of Seller who are employed pursuant to the preceding sentence by Purchaser are sometimes referred to as “Transferee Employees.” Any such offer shall be at such salary or wage and benefit levels and on such other terms and conditions at least equal to the salary or wage and benefit levels in effect for such employee on the Closing Date. Seller will not take any action which would impede, hinder, or otherwise compete with Purchaser’s effort to hire any of the prospective Transferee Employees. Purchaser shall not assume responsibility for any Transferee Employee until such employee commences employment with Purchaser. Nothing contained in either Section 4.3 or 4.4 shall be construed to require Purchaser to assume any liability for sums or benefits due Seller’s employees as a result of their employment or termination by Seller.

4.4. Employee Benefit Plans of Purchaser

Purchaser shall provide for Transferee Employees employee benefits and policies, including severance benefits, the same as those that are in effect for Purchaser’s employees as in effect from time to time subsequent to the Closing. Purchaser will credit service with Seller and their predecessors for purposes of vesting and eligibility to participate in such plans and policies, including vacation, applicable to Transferee Employees following the Closing Date. Immediately upon becoming Transferee Employees, Transferee Employees shall be covered by Purchaser’s health and welfare plans without any exclusion for preexisting conditions.

4.5. Non-competition by Seller

4.5.1
Seller acknowledges and agrees that it would substantially diminish the value of Purchaser’s acquisition of the Shares, assets and the goodwill of the Company were Seller to compete against the Purchaser subsequent to the consummation of this transaction. Seller agrees that for a period of two (2) years following the Closing hereunder, Seller will not, directly or indirectly, engage in, or directly or indirectly, be financially interested in, any business substantially similar to the business of the Company as conducted as of the Closing Date.

4.5.2
In addition, for a period of two (2) years following the Closing hereunder, Seller will not, directly or indirectly, induce or attempt to influence any employee, customer, independent contractor or supplier of Company to terminate his or her employment or any other relationship with Company.

4.5.3
Seller shall not at any time following the closing use for Seller’s benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity, any confidential information of Company. “Confidential information,” as used in the preceding sentence, means any information regarding Company’s business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Company; any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients; or any other confidential information relating to or dealing with the business, operations or activities of Company, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public.

STOCK PURCHASE AGREEMENT

4.5.4
Seller acknowledges that the restriction contained in Section 4.5.1 is reasonable and necessary in order to protect Purchaser’s legitimate interests and that any violation thereof would result in irreparable injury to Purchaser. Seller therefore acknowledges and agrees that, in the event of any violation thereof, Purchaser shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled. In the event that Section 4.5.1 is held to be in any respect an unreasonable restriction upon Seller, then the court so holding may reduce the territory to which it pertains and/or the period of time during which it operates, or effect any other change to the extent necessary to render such Section enforceable by said court.

4.5.5
In the event of any breach or violation of the restriction contained in Section 4.5.1, the time period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

4.5.6
The parties agree that the restrictions on Seller in this Section 4 are an incidental part of the overall transaction contemplated by this Agreement; no part of the overall consideration being paid by Purchaser to Seller hereunder is being allocated separately to such restrictions; and no party will take a position inconsistent with this Section 4 for tax or any other purpose.

4.6. Certain Tax and Financial Matters.

(a)
Seller shall be responsible for, and shall duly and timely pay all federal, state and local taxes (including withholding taxes) attributable to the ownership of the Shares and the operation of the Business prior to the Closing Date. Purchaser shall be responsible for, and shall duly and timely pay, all federal, state and local taxes (including withholding taxes) attributable to the ownership of the Shares and the operation of the Business acquired from Seller from and after the Closing Date.

(b)
Purchaser will prepare, or cause to be prepared, all tax returns for the Company and its subsidiaries for all taxable periods (or portions thereof) ending prior to the Closing Date (the “Pre-Closing Tax Period”) at its cost, including the portion of any consolidated, combined or unitary tax returns for the Company and its subsidiaries, where the Company or any of its subsidiaries are part of a consolidated, combined or unitary group with Seller. All such tax returns (or portions thereof) shall be prepared in accordance with past practice insofar as they relate to the Company and its subsidiaries except as required pursuant to applicable law. Purchaser shall furnish Seller with such prepared tax returns (completed to the extent required by Purchaser pursuant to this Section 4.6(b)) at least thirty (30) days before such tax returns are due for Seller’s review. Purchaser shall make any reasonable changes suggested by Seller. Purchaser shall timely file any such tax returns for the Pre-Closing Tax Period required by applicable law to be filed by the Company or its subsidiaries and Seller shall timely file any such tax returns for the Pre-Closing Tax Period required by applicable law to be filed by Seller and any of its subsidiaries. All taxes owed by the applicable party pursuant to Sections 4.6(a) and 4.6(c) with respect to a tax return prepared pursuant to this Section 4.6(b) shall be paid by the responsible party to the party filing such tax return at least five (5) days prior to the date such tax return is filed. The filing party shall timely pay its share of the taxes and the share of taxes received from the other party due with such tax return.

STOCK PURCHASE AGREEMENT

(c)
For the purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of taxes that is allocable to the portion of such Straddle Period ending on (and including) the Closing Date shall (i) in the case of taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such taxes for the entire period (or in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of taxes that are not described in clause (i) above (such as income taxes, taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period ended on the Closing Date; provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis (other than with respect to property placed into service after the Closing), such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (i) above.

(d)
From and after the Closing Date, Purchaser and Seller shall, with respect to the Company and its subsidiaries:

(i) cooperate in providing each other with information reasonably requested to assist in the completion of tax returns or reports and the preparation or auditing of any financial statements;

(ii) cooperate in preparing for or responding to any audits by or disputes with any taxing authorities the Business;

(iii) make available to the other all available information, records and documents and making employees available on a mutually convenient basis to provide additional information relating to the foregoing; and

(iv) provide timely written notice to the other of any tax audits or assessments for which the other may be liable and copies of related correspondence, to the extent the notifying party has itself received such notice.

(e)
Without the written consent of Seller, neither Purchaser nor the Company shall:

(i) extend or waive, or cause to be extended or waived, or permit the Company or extend or waive, any statute of limitations or other period for the assessment of any tax or deficiency related to any taxable period (or portion thereof) ending prior to the Closing Date;

(ii) make or change any tax election or accounting method or practice that has retroactive effect to any taxable period (or portion thereof) ending prior to the Closing Date;

(iii) initiate any voluntary disclosure or other communication with any taxing authority relating to any actual or potential tax payment or tax return filing obligation of the Company for any taxable period (or portion thereof) ending prior to the Closing Date;

(iv) take any action on the Closing Date with respect to the Company other than in the ordinary course of business consistent with the past custom and practice that would result in any liability with respect to taxes to Seller under this Agreement or otherwise; or

(v) make any election under Section 338 of the Internal Revenue Code of 1986, as amended (or any similar provision under state, local or non-U.S. law), with respect to the transactions contemplated by this Agreement.

STOCK PURCHASE AGREEMENT

4.7. Preservation of Books and Records

To the extent that Seller has in its possession, custody, and control, Seller shall preserve all of its books, contracts and records (including, without limitation, its accounting ledgers and journals and its tax returns) relating to the Company for a period of not less than three (3) years from the Closing Date, and during such period Seller shall permit representatives of Purchaser, on reasonable advance notice, and during normal business hours, to examine and photocopy (at Purchaser’s expense) any of such books, contracts and records.

4.8. Further Assurances

From time to time on and after the Closing Date, each party hereto shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances or instruments as the other party may reasonably request for the purpose of fully carrying out the provisions and purposes of this Agreement and fully consummating the transactions contemplated herein.

4.9. Documents and Information.

After the Closing Date, the Purchaser shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the Company and historical operations of the Company in existence on the Closing Date and make the same available for inspection and copying by Seller or its representatives during normal business hours of the Purchaser, upon reasonable request and upon reasonable notice. After the Closing Date, during normal business hours of the Purchaser, upon reasonable request and upon reasonable notice, Purchaser shall make available such books, records, and personnel as reasonably required by the Seller or its representatives in connection with the preparation of their tax returns, financial statements or investigation of compliance with this Agreement or any third-party claim. In addition, after the Closing Date, Purchaser and its personnel shall provide all certifications and representations as reasonably required by the Seller or its representatives in connection with the preparation of their tax returns, financial statements or investigation of compliance with this Agreement or any third-party claim.

4.10. Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any other similar tax) shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

4.11. Release.

In further consideration of the transactions contemplated hereby, effective as of the Closing, Seller hereby irrevocably and unconditionally releases, waives and holds the Purchaser from and against any and all claims of any nature in any capacity (the “Claims”) arising on or prior to the Closing (the “Release”), but excluding the Seller’s rights under this Agreement or any other transaction document. It is further agreed and understood that this Release is a full and final release of all Claims whether known or unknown, fixed or contingent, manifested or unmanifested.

STOCK PURCHASE AGREEMENT

ARTICLE V. CLOSING CONDITIONS

5.1. Conditions to Obligations of Seller

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on the Closing Date of the following conditions (any of which may be waived by Seller):

(a)
the representations and warranties of Purchaser set forth in Article III shall be true and correct in all material respects as if made at and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have an material adverse effect on Seller (without giving effect to any references therein to any material adverse effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

(b)
Purchaser shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

(c)
Purchaser shall have delivered to Seller the Purchase Price in accordance with Section 1.3(a)(i).

5.2. Conditions to Obligations of Purchaser

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on the Closing Date of the following conditions (any of which may be waived by Purchaser):

(a)
the representations and warranties of Seller set forth in Article II shall be true and correct in all material respects as if made at and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have an material adverse effect on Purchaser (without giving effect to any references therein to any material adverse effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

(b)
Seller shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

(c)
Seller shall have delivered, or caused to be delivered, to Purchaser stock certificates evidencing the Shares, free and clear of Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

STOCK PURCHASE AGREEMENT

5.3. Conditions to the Obligations of Both Parties

The obligations of each party to consummate the transactions contemplated under this Agreement shall also be subject to the fulfillment Closing Date of the following conditions:

(a) each of the agreements required to be entered into by both parties under the terms of this Agreement and in the form attached to this Agreement shall be duly executed and delivered on or before the Closing Date.

ARTICLE VI. SURVIVAL; INDEMNIFICATION

6.1. Survival

The representations and warranties contained in Article II and Article III shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Section 2.1 (Corporate Existence and Power) and Section 2.2 (Corporate Authorization) and (b) the representations and warranties contained in Section 3.1 (Organization and Existence) and Section 3.2 (Corporate Authorization) shall survive the Closing for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus 90 days. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein. However, no representation or warranty shall survive the Closing if the party to which such representation or warranty is made has actual knowledge on the Closing Date that such representation or warranty is not true.

6.2. Indemnification By Seller

Subject to the other terms and conditions of this Article VI, Seller shall indemnify and hold Purchaser harmless against any and all claims, damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable actual attorney’s fees and expenses incurred in connection with any action, suit or proceeding but excluding punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple)) (collectively, “Damages”) incurred or suffered by Purchaser arising out of:

(a)
any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement.

6.3 Certain Limitations.

(a)
Seller shall not be liable to Purchaser for indemnification under Section 6.2 unless any such claim for indemnification exceeds $100,000.00; (ii) the aggregate amount of Damages with respect to all matters referred to in this Section 6.2(a) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $25,000.00 in any one year and then only to the extent of such excess; and (iii) in no event shall Seller’s obligation to indemnify Purchaser exceed an amount equal to the Purchase Price in the aggregate.

STOCK PURCHASE AGREEMENT

(b)
The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 6.2 shall not exceed the Purchase Price.

(c)
Payments by Seller pursuant to Section 6.2 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Seller in respect of any such claim. Seller shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(d)
Payments by Seller pursuant to Section 6.2 in respect of any Damages shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such Damages by the Purchaser.

(e)
Purchaser shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

6.4 Indemnification by Purchaser.
Purchaser shall indemnify and hold Seller harmless against any and all Damages incurred or suffered by Seller arising out of:

(a)
any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.

6.5. Procedures; Exclusivity.

(a) The party seeking indemnification under this Article VI (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article VI. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the option to participate in and control the defense of any such suit, action or proceeding at its own expense and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such claim in the name and on behalf of the Indemnified Party. The Indemnifying Party shall not be liable under this Article VI for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

STOCK PURCHASE AGREEMENT

(b) The parties acknowledge and agree that after the Closing, this Article VI will provide the sole and exclusive remedy for any breach of any representation, warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article VI.

6.6. Tax Treatment of Indemnification Payments.

Any payments made pursuant to this Article VI shall be treated for all tax purposes as an adjustment to the Purchase Price.

ARTICLE VII. MISCELLANEOUS

7.1. Termination

This Agreement may be terminated by either Seller or Purchaser if for any reason the Closing shall not have taken place by December 31, 2018. Such termination shall be without liability to either party except for any claims or causes of action arising under the Agreement prior to the date of such termination. Upon any termination of this Agreement under this Section 7.1, Purchaser shall return all confidential information relating to Seller and the Company obtained by Purchaser from Seller or Seller’s agents.

7.2. Expenses

Each party hereto shall bear all expenses incurred by it in connection with the negotiation and execution of this Agreement and the consummation of the transactions provided for herein.

7.3. Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No rights or obligations created under this Agreement may be assigned by either party without the prior written consent of the other. Any attempted assignment in contravention of this Agreement shall be void.

7.4. Entire Agreement; Amendment

THIS AGREEMENT (INCLUDING THE SCHEDULES ATTACHED HERETO) REPRESENTS THE ENTIRE UNDERSTANDING AND AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ANY PRIOR UNDERSTANDINGS AND AGREEMENTS BETWEEN SUCH PARTIES WITH RESPECT TO SUCH SUBJECT MATTER. THIS AGREEMENT CAN BE AMENDED, SUPPLEMENTED, OR CHANGED ONLY BY AN INSTRUMENT IN WRITING WHICH MAKES SPECIFIC REFERENCE TO THIS AGREEMENT AND WHICH IS SIGNED BY THE PARTY AGAINST WHOM ENFORCEMENT OF ANY SUCH AMENDMENT, SUPPLEMENT OR CHANGE IS SOUGHT.

STOCK PURCHASE AGREEMENT

7.5. Counterparts
This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each were upon the same instrument.

7.6. Notices
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6):

If to Seller:

DropCar, Inc.
1412 Broadway Suite 2105
New York, NY 10018
Email: spencer@dropcar.com; jsilverman@parkfieldfund.com

With a copy to:

Kenneth R. Koch
Daniel A. Bagliebter
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 3rd Avenue
New York, NY 10017
Email: krkoch@mintz.com; dabagliebter@mintz.com

If to Purchaser:

World Professional Cabling Systems,
521 Railroad Avenue
Suisun City, CA 94585
Email: Butch.roller@wpcs.com

With a copy to:

Douglas N. Akay
AKAY LAW
333 Bush Street, Suite 2250
San Francisco, CA 94104
Email: dnakay@akaylaw.com

STOCK PURCHASE AGREEMENT

7.7. Warranty Disclaimer

The only representations and warranties made by Seller hereunder with respect to the Company are those representations and warranties expressly set forth in this Agreement. SELLER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF ANY NATURE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.8. Applicable Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of law rules.

(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE OR THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8(C).

STOCK PURCHASE AGREEMENT

7.9. Interpretation.

For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.10. Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.11. Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.12. No Third Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.13. Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

STOCK PURCHASE AGREEMENT

ARTICLE VIII. DEFINITIONS

8.1. Definitions

The following terms, as used herein, have the following meanings:
(a)
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

(b)
“Knowledge of Seller” or any other similar knowledge qualification, means the actual knowledge of Spencer Richardson, David Newman or Paul Commons.

(c)
“Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(d)
“Person” means an individual, a corporation, a partnership, association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

8.2. Terms Defined in the Agreement

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Closing Closing Date Common Stock	1.4 1.4 2.3(a)
Company	Recital
Damages	6.2
Indemnified Party Indemnifying Party	6.5(a) 6.5(a)
Purchase Price	1.2
Shares Transferee Employees	Recital 4.3

[SIGNATURE PAGE TO FOLLOW]

STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DROPCAR, INC.

Signature: /s/ Spencer Richardson
Date: December 10, 2018
By: Spencer Richardson
Its Chief Executive Officer

WORLD PROFESSIONAL CABLING SYSTEMS, LLC

Signature: /s/ Robert Roller
Date: December 10, 2018
By: Robert Roller
Its: Authorized Signatory

STOCK PURCHASE AGREEMENT